Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Commonwealth Financial Corporation:

We consent to the use of our report dated March 1, 2019, with respect to the consolidated statement of financial condition of First Commonwealth Financial Corporation and subsidiaries as of December 31, 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
May 15, 2020